Exhibit 99.2

Magma Fourth Quarter & Fiscal 2004 Financial Results Conference Call

April 29, 2004 – 2 p.m. PDT

Magma Fourth Quarter & Fiscal 2004 Financial Results Conference Call

April 29, 2004 – 2 p.m. PDT

Operator:	Good afternoon, my name is Cory and I will be your conference facilitator today. At this time I would like to welcome everyone to the Magma 4th Quarter Financial Results Conference Call.

All lines have been placed on mute to prevent any background noise. After the speakers remarks there will be a question-and-answer period. If you would like to ask a question during this time simply press “star” then the number 1 on your telephone keypad, if you would like to withdraw your question press “star” and the number 2 on your telephone keypad.

Thank you ladies and gentlemen. It is my pleasure to turn the conference over to Mr. Milan Lazich, Vice President of Corporate Marketing and Investor Relations. Mr. Lazich.

Milan Lazich:	Good afternoon, I would like to welcome you to Magma’s earnings call quarter ended March 31, 2004, the fourth quarter of our 2004 fiscal year.

On the call today are Rajeev Madhavan, Magma’s Chairman and Chief Executive Officer; Roy Jewell, Magma’s President and Chief Operating Officer; and Greg Walker our Chief Financial Officer.

We will today review and discuss the results of operations for the regionally completed quarter in 2004 fiscal year, discuss our direction going forward and field questions at the conclusion of our remarks.

The press release announcing our quarterly and full-year results was distributed at 4 p.m. Eastern Daylight Time today and you may view it on the Magma website at www.magma-da.com. Our updated financial guidance is now available in the Financial Supplement Page of the Investor Relations section of Magma’s website for your reference when Greg Walker discusses it in a few minutes.

A reconciliation of pro forma results to GAAP results appears in the earnings press release.

Magma Fourth Quarter & Fiscal 2004 Financial Results Conference Call

April 29, 2004 – 2 p.m. PDT

Now I would like to review the Safe Harbor Guidelines for today. During today’s conference call, including the question-and-answer period, we make forward-looking statements such as statements as to our expected financial results, our current and future products and plans, our market share and competition, customer spending trends, market trends and sources of future revenue. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from Magma’s current expectations.

Factors that could cause or contribute to such differences include, but are not limited to, potential difficulties integrating recently acquired businesses; increasing competition in the EDA market; the continuing impact of the economic recession; the effects terrorist activities or events in the Middle East may have on Magma, its customers and industry; any delay of customer orders or failure of customers to renew licenses; weaker-than-anticipated sales of the company’s products and services; weakness in the semiconductor or electronics systems industries; the ability to successfully manage the company’s expanding operations; the ability to attract and retain the key management and technical personnel needed to operate Magma successfully; the ability to continue to deliver competitive products to customers to help them get their products to market; and changes in accounting rules.

We refer you to the full discussion of risks and uncertainties associated with the company’s business set forth in the public reports as filed with the Securities and Exchange Commission, available online at www.sec.gov. These documents identify important factors that could cause the actual results to differ materially from those contained in our forward-looking statements. Magma does not undertake any additional obligation to update forward-looking statements made today.

At this time I will turn the call over to Rajeev Madhavan.

Rajeev Madhavan:	Thank you Milan and good afternoon everyone. The fourth quarter and the 2004 fiscal year were great successes for Magma. In the last quarter we continued to add customers at a double-digit rate. Blast Create, Blast Rail and Blast Plan Pro demonstrated increased market momentum. We acquired IBM technology for formal verification. And we announced the acquisition of Mojave Design. In a few minutes Roy will speak in more detail about these and other accomplishments.

We announced earlier today that we achieved revenue of $34 million in the fourth quarter and more than $113 million for the 2004 fiscal year. Both are records for Magma.

Later Greg will cover our financial results for the quarter, a period in which we met our financial targets.

Magma Fourth Quarter & Fiscal 2004 Financial Results Conference Call

April 29, 2004 – 2 p.m. PDT

Trends in the overall market continue to be positive. Recent independent data indicates that conditions in the semiconductor market improved through the first quarter of calendar 2004 and we see our customers pursuing more – and more challenging – designs.

As we review the progress of another fiscal year, it’s worthwhile to consider what Magma has accomplished and what our next pursuits are. We believe we have established ourselves as having the best technology in IC implementation, and the fact that we surpassed $100 million in annual revenue seems to say that our customers agree.

We are determined to provide leading-edge design solutions for our customers in all key areas of chip design and we are taking steps to do that. The interdependency of deep submicron effects is forcing many EDA implementation and analysis pieces to converge – power being the latest in this trend.

As you know, we have made several announcements of company and technology acquisitions. What is unique about what we have accomplished is that if the technology requires tight integration to Magma’s system, we have acquired early-stage technologies and re-implemented such technology on Magma’s unified data model.

These moves to broaden our product offering are prompted in part by guidance we received from our customers, who have communicated that they want Magma to provide more ways for them to use our products in their design process, and by the needs of leading-edge designs in 90- and 65-nanometer processes.

What we are hearing from our customers is consistent with our own plan. Some of the steps we are taking are ones you’re already familiar with. The Aplus acquisition has provided us with tools for structured ASICs, programmable logic devices and uniquely combined standard cell, programmable logic and standard structured ASIC design. This reduces the manufacturing costs of silicon and is particularly applicable for devices such as wireless LAN, where the chip is used in different applications and hence requires configurability.

The products and technology that we acquired in that transaction are on track to deliver 200 percent of bookings target.

The Random Logic Corporation acquisition brought us QuickCap, the industry standard for accuracy in extraction, and it has enabled us to reduce technology rule generation for Blast Fusion from two weeks to less than one day. We expect that with the incorporation of this technology into our leading-edge extraction tools, Magma will be able to provide 3D-accurate signoff capabilities within our IC implementation system.

Magma Fourth Quarter & Fiscal 2004 Financial Results Conference Call

April 29, 2004 – 2 p.m. PDT

Technology we licensed from Circuit Semantics last year allows Magma to enter the arena of customer digital design, allowing us to incorporate design techniques used in microprocessor development to be used in ASSP and ASIC design flows. With the accuracy of transistor modeling now be incorporated back into Magma, delay correlation and accuracy will, in the next six months reach Spike-like accuracy within our IC implementation flow.

The Silicon Correlation Division, which arose from our acquisition of Silicon Metrics, continues to hit its numbers. It provides the unique capability for timing and noise characterization, and for creating libraries and infrastructure in the EDA industry, increasing designers’ productivity. We are beginning to leverage such characterization capabilities for upcoming power analysis, signoff verification tools and our IC implementation flagship products.

Overall a lot of new technology development has resulted from our acquisitions, all of which allow our customers to reduce their adoption and deployment time for Magma solutions.

All these moves have cemented our capabilities in IC implementation. But as I mentioned, we are making moves into interdependent realms of IC design. For instance design for manufacturability. In late February we announced our acquisition of Mojave. This transaction will now enable Magma to address new markets with growing potential and to do so with the technology that we think is superior to any offering available on the market today.

As to the market opportunity this opens, up the combination of Mojave’s technologies with Magma’s will allow us to address new markets that we believe may represent at least $500 million in annual revenue today. The move to nanoscale designs will only increase the role of DFM and presents great opportunity for the Mojave technology.

Magma has recognized the need to develop design for manufacturability solutions that span design from RTL through place and route. By combining DFM with IC implementation, Magma will be well positioned to address the next generation of designs at 65 nanometers and below.

Another market segment we are addressing is signoff verification tools. I mentioned earlier the progress we have made with QuickCap, and last week we announced the licensing of technology from IBM that will form the basis of our newest product, Quartz Formal, our first new offering as part of our suite of signoff software.

Magma Fourth Quarter & Fiscal 2004 Financial Results Conference Call

April 29, 2004 – 2 p.m. PDT

We believe this forms the basis for the fastest formal verification engine in the market. This technology, combined with the CSI IP licensed earlier will provide the industry’s first comprehensive RTL-to-transistor formal verification solution.

Furthermore, we expect to announce this quarter a major new release of our RTL-to-GDSII flow, Version 4.2, which includes several key field-related enhancements, power-related features, prototyping enhancements and huge runtime improvements in Blast Fusion, Blast Create and Blast Rail.

With our established positions in IC Implementation and our recent moves in DFM verification, Magma now plays in all the key areas of digital custom and automated IC design implementation, analysis and signoff tools. Our unique integrated technology gives us the ability to launch such tools with levels of integration that we believe are not available in the industry today.

Now Roy will discuss the accomplishments of our quarter in greater detail. Roy?

Roy E. Jewell:	Thank you Rajeev. As Rajeev summarized, our product strategy today is to continue focusing on providing the best solution in IC implementation, while at the same time broadening our EDA product offering opportunistically into other areas of chip design.

We believe that, just as there was a great opportunity when Magma was conceived to provide a next generation flow to resolve the bottlenecks in physical implementation at 150 nanometers and below, there are also parallel business opportunities emerging in other areas of nanometer design.

But I also want to be clear, Magma as a company remains operationally focused on our customers’ business success and providing the greatest long-term return to our shareholders. Any broadening of our product offering is only considered with this in mind, along with a clear understanding of a real market need and the commercial opportunity.

I’ll now spend a few minutes summarizing operational results for the quarter.

First, organizationally we have realigned the company along product lines for scalability, and we’ve established individual segment managers. This was done to create more focus on the commercial success of individual products, especially new ones, and provide clear internal accountability. I look at this restructuring as a natural evolution of the company as we grow and our product line broadens.

Magma Fourth Quarter & Fiscal 2004 Financial Results Conference Call

April 29, 2004 – 2 p.m. PDT

Second, in product development we continue to deliver new technology in response to our customers’ requirements. In our core products, Blast Create and Blast Fusion, we have made major progress towards our Version 4.2 release, scheduled for the June quarter. With this release will be significant improvements in runtime and extended support of 65-nanometer requirements. We have also begun to work in yield analysis and optimization, as well as ramping up our efforts in formal verification – Quartz Formal and design for test. R&D continues to be Magma’s No. 1 focus, and continuously delivering superior technology to our customers is the highest priority.

Third, we continue to invest quite aggressively in the field. In the past quarter we recruited over 40 new application engineers and made several key additions in sales. Regionally we kicked off efforts in Israel, successfully recruiting a prominent country manager and holding a customer seminar with over 140 people in attendance. We are committed to investing in this critical market for the long-term, just as we’ve done in China, Korea and Taiwan over the past year.

Finally, in terms of market success, in the most recent quarter we signed 18 new customers, continuing our trend of adding at least 10 customers each quarter. Eight of these are new Blast Create customers, which, as Rajeev mentioned, is seeing accelerating success in the market. In addition to its throughput and capacity advantages, worth noting is the fact we are now seeing customers choose Blast Create over competitive offerings due to its ability to produce chips with significantly smaller die size. We launched Blast Create last April and since then have seen strong acceptance, adding a number of new synthesis customers each quarter since its release. As of today we have 43 licensed synthesis customers, over 400 installed seats, 19 documented takeouts and more than 20 active benchmarks ongoing. In addition, we are also achieving growing success with our power integrity product, Blast Rail. In the past quarter we added 16 customers, bringing the total of Blast Rail-licensed companies to 37 and installed seats to 209.

I suspect most of you saw our announcement yesterday of a worldwide license agreement with NEC Electronics in Japan. This transaction is confirmation that Magma’s momentum continues as we demonstrate the advantages our integrated flow to major semiconductor companies’ worldwide, who then increasingly enter into larger engagements with us.

As customers continue to adopt next-generation manufacturing processes at 90 nanometer, 65 nanometer and beyond, we expect our advantages will become only more apparent and the number of such engagements will continue to grow.

However, in addition to major engagements with large semiconductor companies, it is also important to look at our success in terms of its breadth. Some important points:

• For the year as a whole we more than doubled the number of Magma users.

Magma Fourth Quarter & Fiscal 2004 Financial Results Conference Call

April 29, 2004 – 2 p.m. PDT

• In the fourth quarter alone we closed more than 100 deals, nearly 50 percent of them in IC implementation. Nearly half the IC implementation transactions exceeded $1 million each.

•      Our Blast Fusion product continues to demonstrate technology advantage compared to competitive offerings, but as I mentioned earlier we’re continuing to make inroads in synthesis with Blast Create, and the products we added in structured ASICs, extraction, and characterization are realizing more market success.

I will now turn the call back over to Rajeev.

Rajeev Madhavan:	Thank you Roy. Before Greg goes over the financial results and our guidance, let me summarize the highlights of our recent quarter:

• We added 18 new customers, the sixth consecutive quarter in which we added 10 or more customers.

• Market reception for Blast Create continues to be strong, as we recently announced a number of tape-outs and growing industry support.

• We achieved record quarterly revenue of more than $34 million and annual revenue of $113 million, both also a record.

• Benchmark activity remains strong, at its highest level ever.

• We met our financial guidance targets and again achieved record backlog and pro forma EPS.

At this time Greg Walker will review our financial results in detail. Greg?

Gregory C. Walker:	Thank you, Rajeev, and good afternoon everyone. As Rajeev noted, for the quarter as well as the year ended March 31, 2004, we were able to meet or exceed the financial targets we set during the last quarterly earnings call. In a few minutes I’ll go over our updated guidance, which as Milan mentioned is now available for your reference in the Financial Supplement information on the Magma website.

Turning first to orders – and remembering that we define orders or bookings, and therefore backlog, as non-cancelable, contractual commitments of our customers in the form of either purchase orders or contracts – total orders for the quarter were slightly over $70 million, which was at the lower end of our guidance range. This total includes the completion of one of the two large deals that we were expecting for the quarter, but does not include the second large deal, the NEC license agreement announced yesterday and which Roy mentioned earlier. This transaction was delayed beyond the end of the quarter due to the requirement by NEC that an order of such magnitude must have its board of directors’ approval. Consequently the NEC order will be recognized as a Q1 FY’05 transaction. Once again, however, we did – were able to hit our target range on orders without the second large deal.

Magma Fourth Quarter & Fiscal 2004 Financial Results Conference Call

April 29, 2004 – 2 p.m. PDT

Book-to-Bill ratio for the quarter was slightly greater than 2:1.

Of the total orders for the quarter, 88 percent was for licenses, with 10 percent for maintenance and 2 percent for services.

Within the total orders, 80 percent was for time-based orders to be recognized in revenue on either a ratable, due-and-payable or cash-receipts basis, and 20 percent was for short-term, time-based licenses, which are recognized up front.

Orders for the fiscal year ended March 31 totaled more than $212 million. This represents approximately a 50 percent year-over-year growth. Book-to-bill ratio for the year was just under 2:1. Of the total orders for the year, 86 percent was for licenses, with 11 percent for maintenance and 3 percent for services.

Within total orders, 84 percent was for time-based orders to be recognized in revenue on either a ratable, due-and-payable or cash-receipts basis, and 16 percent was for short-term time-based licenses, which I said are recognized as upfront revenue.

Turning to revenue, revenue for the quarter was $34 million, up 9.6 percent from the prior quarter and 66 percent over the same quarter a year ago. This amount was at the top end of our revenue guidance of $34 million. License sales for the quarter accounted for approximately 87 percent of total revenue, compared to 88 percent in the prior quarter. Within total revenue for the quarter, 55 percent was for orders recognized on a ratable basis, a due-and-payable basis or a cash-received basis, and 32 percent was for short-term time-based licenses or perpetual licenses recognized up front. This was well within our guidance range for the quarter of 25 to 35 percent of total revenue coming from licenses recognized upfront. Maintenance was 8 percent of total revenue and services was 5 percent, which represents a slight increase from last quarter. That was due to some services performed for one of our large stage three customers from last year.

To avoid any confusion over the revenue recognition methodology for each one of the reported revenue categories, I am going to review them right now. These revenue recognition definitions are now available in the Financial Supplement information on the Magma website, so you don’t have to write them down as I go through them.

Magma Fourth Quarter & Fiscal 2004 Financial Results Conference Call

April 29, 2004 – 2 p.m. PDT

Starting first with bundled time-based licenses: these are licenses which include maintenance and services in the license fee. These are ratable licenses, which we generally recognize over the life of the term license, however where the payment terms are less than the ratable fee would normally be we recognize these licenses as the customer’s payments become due and payable.

The second major area of time-based licenses is our unbundled licenses, where maintenance and services are separately quoted in the order and we recognize revenue over the term of the license. First of these are long-term due-and-payable licenses, and this is where I think most of the confusion comes in. On long-term due-and-payable licenses we recognize the license fee over the term of the agreement, but more specifically over the payment schedule during the term of the agreement. In general, these have terms of greater than 15 months as the payment terms extend beyond 12 months. We recognize that each license payment as each customer’s license revenue – as each customer’s payment becomes due. Maintenance revenue is recognized ratably over the maintenance term and is included in the maintenance and services lines of our statements of operations.

Second category, of unbundled time-based licenses, are short-term or perpetual upfront-recognized license revenue. The short-term licenses have maintenance and services unbundled and are generally for a duration of 15 months or less, or are perpetual licenses. We recognize the license revenue on this type of licenses upon shipment, provided that the payment terms require the customer to pay 100 percent of the license fee within 12 months from the agreement date and the payments within that 12 months are not backend loaded. Maintenance is purchased separately, generally on an annual basis. Maintenance revenue is recognized ratably over the maintenance term, as included in the services line of our statement of operations.

The final category we had of license revenue recognition are what we call our licenses that our recognized on a cash-receipts basis. These are licenses for customers who have not met our pre-determined credit criteria. These licenses are generally short-term time-based licenses with a duration of 15 months or less, maintenance is purchased separately, generally on an annual basis. License revenue is recognized upon receipt of actual cash payments from the customer. Maintenance is subsequently recognized ratably over the maintenance term after the customer has submitted his payment and is included in the services line of our statement of operations.

I believe that should clear up any confusion. But I would urge anyone to refer to our Financial Supplement if they have further questions, or call me directly.

Continuing with revenue, from a revenue perspective, North America had a very strong quarter, accounting for 56 percent of total revenue. This represents an increase of 10 percent as compared to last quarter, and in total three customers each accounted for more than 10 percent of total revenue, totaling to a combined revenue of 35 percent.

Magma Fourth Quarter & Fiscal 2004 Financial Results Conference Call

April 29, 2004 – 2 p.m. PDT

Revenue for the fiscal year ended March 31 was $113.7 million, up 51 percent from the prior year. License sales for the year accounted for approximately 88 percent of total revenue, compared to 85 percent in the prior year.

Within the total revenue for the year, 63 percent was for orders recognized on a ratable basis or due-and-payable or cash-receipts basis, and 25 percent was for short-term time-based and perpetual licenses recognized up front. In other words, revenue from beginning backlog for each quarter averaged 75 percent overall, while 25 percent on average came from licenses recognized up front in each quarter. This was at the high end of our guidance range for revenue from backlog for the year of 65 to 75 percent.

Maintenance was 7 percent and services were 5 percent for the year, as compared to last year when maintenance represented 6 percent and services was 9 percent.

Overall, international sales for the year accounted for 48 percent of revenue, up 9 percent from the prior year. This increase was due to a key number of customer wins in Japan and in the Asia-Pacific region. And finally, in total two customers each accounted for more than 10 percent of the full year revenue, combining for a total of 24 percent.

Turning to backlog, as is our practice we won’t comment a great deal on backlog, but I can say that total backlog stood at over $275 million at the end of the fiscal year in the end of the March quarter. Of this backlog approximately $24 million is scheduled to be recognized during our June quarter, which is the first quarter of our fiscal year 2005, and approximately $100 million overall is estimated to be recognized during the complete fiscal year 2005; this assumes normal maintenance renewal rates.

Turning to gross margins, pro forma consolidated gross margin for the quarter was $30.4 million or 89 percent of revenue compared to $27.3 million for the prior quarter, or 88 percent of the revenue. For your reference, our long-term target for gross margins is 90 percent.

For the full year, pro forma gross margin was $99.9 million or 88 percent of full-year revenues. This represents an increase of 57 percent as compared to last year.

Turning to spending, R&D – consolidated R&D spending in Q4 was $7.5 million or 22 percent of revenue, up slightly from $7.4 million or 24 percent of revenue in the prior quarter. We saw an increase during the quarter of R&D salary expenses due to 31 new hires during the quarter, offset by lower costs for outside professional services and lower facilities costs as we assumed only the single new facility here in Santa Clara. At 22 percent of revenue, R&D spending is at its long-term target expense rate.

Magma Fourth Quarter & Fiscal 2004 Financial Results Conference Call

April 29, 2004 – 2 p.m. PDT

Sales and Marketing expense was $11.5 million for the quarter, up from $10 million in the prior quarter. This was 34 percent of revenue for the quarter, which is up 2 percent from last quarter. This $1.5 million increase in spending reflects some increased commissions expense, but primarily expenses related to new sales personnel hired during the quarter, specifically more than 40 additional application engineers, and then some incremental marketing communications expense in Japan.

At the start of the quarter we had launched a focused recruiting program for application engineers, which resulted in our increasing this vital resource for the company by more than 30 percent during the quarter. At 34 percent of revenue, Sales and Marketing expense is 1 percent above its long-term target, reflecting the heavy investments this quarter in the application engineering force.

G&A expense for the quarter was $3.6 million, or 10 percent of revenue, up by $600,000 from the prior quarter. This increase reflects the impact of increasing costs related to Sarbanes-Oxley compliance requirements, increases in outside accounting and legal expenses, and the cost of additional personnel hired within the Finance organization. At 10 percent of revenue, G&A expense is at its long-term target as a percentage of revenue.

Looking at pro forma to GAAP adjustments during the quarter, amortization of stock-based compensation expenses was $400,000, capitalized software, in-process R&D and developed technology amortization was $1.1 million. Impairment loss on equity investments was $100,000 and the amortization of the acquisition-related intangible assets was $1.2 million.

Additionally, this quarter’s GAAP results include the effect of consolidation of a small equity investment, which for GAAP purposes was determined to be under Magma’s deemed control. The effect of this consolidation on the income statement was an additional expense of $100,000.

For the full fiscal year, amortization of stock-based compensation expenses was $7.1 million, capitalized software, in-process R&D and developed technology amortization was $3 million. Impairment loss on equity investments was $1.2 million and the amortization of acquisition-related intangible assets was $1.8 million. Additionally, the consolidation of the small equity investment deemed under Magma’s control contributed an additional $400,000 of expense to the income statement.

Pro forma operating income for Q4 was $7.8 million or 23 percent of revenue, up from $7 million in Q3, also 23 percent of revenue. For the full year, pro forma income, operating income, was $25.9 million or

Magma Fourth Quarter & Fiscal 2004 Financial Results Conference Call

April 29, 2004 – 2 p.m. PDT

23 percent of full-year revenues. This represents a growth rate of 144 percent over pro forma operating income from last year and an improvement from 14 percent of revenue to 23 percent during the year. Our long-term operating target for operating margin on a pro forma basis is 25 percent.

Pro forma net other income and expense in Q4 was $300,000 for the quarter, down from approximately $900,000 in Q3. This drop-off was principally the result of foreign currency fluctuations during the quarter from a position of strong gains for the prior quarters to a slight loss in Q4. At the present time Magma does not actively hedge its foreign exchange gain; however this is a program the Board of Directors has asked us to look at.

Tax expense for Q4 was $1 million for the quarter, a tax rate of 12 percent of pro forma pre-tax income, as compared to $1 million in Q3, a rate of 13 percent. On a GAAP basis, tax expense for the quarter represented 19 percent of pre-tax GAAP income. For the full year, tax expense was $3.6 million, or 12.5 percent of pre-tax pro forma income and 23.7 percent of pre-tax GAAP income.

Net income for the quarter on a pro forma basis was $7.2 million or 21 percent of revenue, up from $6.9 million or 22 percent in Q3. Full year pro forma net income was $25 million, up from $11.3 million in fiscal year ‘03, a growth rate of 121 percent year-over-year.

Fully diluted pro forma earnings per share for the quarter was 17 cents per share, compared to 16 cents per share in Q3. This is within our guidance range for EPS of 15 to 19 cents for the quarter. Fully diluted GAAP EPS was 10 cents per share as compared to 9 cents per share in Q3. The pro forma to GAAP adjustments mentioned earlier account for approximately 7 cents per share. On a full-year basis pro forma EPS was 62 cents per share, compared to 35 cents per share in fiscal year ‘03, representing a year-over-year growth of 77 percent.

Total cash and investments ended the quarter at $153.5 million, including $78.2 million of long-term investments in the form of convertible to cash. This is down from $181.3 million at the end of Q3. This reduction consists primarily of cash outlays for acquisitions and technology investments of $31.4 million, offset by cash from operations of $4.5 million. Full-year cash from operations was $24.7 million, or 22 percent of full-year revenue.

Accounts receivable increased during the quarter from $25.4 million to $34.2 million. Of the $34.2 million outstanding approximately $14.9 million is reported as unbilled receivables, of which approximately $10.1 million is attributable to two very large customers, one of which was the large European deal referred to on last quarter’s earnings call.

Magma Fourth Quarter & Fiscal 2004 Financial Results Conference Call

April 29, 2004 – 2 p.m. PDT

Of the $34.2 million in accounts receivable, $1.8 million, or less than 6 percent, is more than 60 days past due. Of this 1.8, no revenue has been recognized on $1.3 million due to it being recognized on a cash-receipts basis. Three hundred thousand has been fully reserved in expenses, and finally, on the remaining $200,000, we have specific commitments from the customers to pay.

DSO for the quarter was 91 days, up from 74 in Q2, and deferred revenue increased to $18.1 million from $15.8 million in the prior quarter. The increase in DSO was driven principally by the late-in-the-quarter closing of several significant ratable and due-and-payable transactions, in addition to the increase in unbilled receivables from our turns revenue recognized during the quarter.

Magma’s total headcount ended the March quarter at 501, up from 437 at the end of the December quarter. Of this 74-person increase, 30-plus employees were added to our R&D organization and the majority of the remainder of the new hires were in the application engineering organization.

In conclusion, we are extremely pleased with the financial performance the company achieved, both during the quarter and during the fiscal year. We were able to achieve all of our financial goals despite the fact that one of our large deals slipped across quarter boundaries, and we saw that all geographic regions performed extremely well in the year.

Moving to guidance, as we stated, we expect the combined impact for the acquisitions we concluded during the quarter to be neutral in the first quarter and accreted beyond that. Our pro forma guidance for fiscal year 2005 is now updated to reflect these impacts.

As we stated before, in order to clarify any confusion that could have been potentially caused by the use of growth rates versus dollar ranges, we have fully converted our orders and revenue guidance going forward to dollar ranges only.

Our first quarter fiscal 2005 guidance is as follows:

•      Total orders for the June ending quarter, which is the first quarter of our fiscal year 2005, are expected to be between $55 to $75 million. This represents an increase in our orders guidance for the quarter of approximately $10 million, maintaining our mid-point total orders guidance for Q4 ‘04 and Q1 ‘05 combined and $135 million, which is consistent with our prior guidance.

• Revenue is expected to be in the range of $34 to $36 million.

• Revenue from backlog is expected to be between 65 and 75 percent of total revenue.

Magma Fourth Quarter & Fiscal 2004 Financial Results Conference Call

April 29, 2004 – 2 p.m. PDT

• Pro forma gross margin is expected to be between 87 and 90 percent.

• Operating margin between 20 and 25 percent.

• Pro forma pretax income is expected to be between 22 and 27 percent

• The tax rate is expected to be 15 percent of pro forma pretax income.

• And pro forma EPS is expected to be between 16 and 20 cents a share.

• DSO is expected to be between 85 and 90 days.

We have also published forward-looking quarterly targets for all four quarters of fiscal year 2005 in the Financial Supplement information on the website. These figures include an increase to orders guidance for the second half of the year of fiscal 2005 of approximately 5 percent and an increase to revenue guidance for the second half of the year of 10 percent, and an increase to EPS of 2 cents per share. This increase in guidance is related to the impact of the new IBM technology acquired this quarter and improving results from other new products and technologies introduced during fiscal year 2004.

Once again, I will remind and caution everyone that these guidance indicators are forward looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements represent our best current judgment of current business and operating conditions, but we cannot assure you that our results will be consistent with these projections due to the factors noted today, and to other risks and uncertainties more formally discussed in the company’s most recent Form 10-K and Magma’s Quarterly Reports on Form 10-Q. In making forward-looking statements in this call Magma is not undertaking a responsibility to update those statements as the quarter progresses, and in fact disclaims any responsibilities to do so.